Exhibit 10.50

EXECUTION VERSION

GOLDMAN SACHS BANK USA

GOLDMAN SACHS LENDING PARTNERS LLC

200 West Street

New York, New York 10282-2198

CONFIDENTIAL

February 5, 2015

American Tower Corporation

116 Huntington Avenue, 11th Floor

Boston, MA 02116

Attention:	Thomas A. Bartlett, Chief Financial Officer
Leah C. Stearns, Treasurer

Project Enigma

Commitment Letter

Ladies and Gentlemen:

American Tower Corporation, a Delaware corporation (the “Borrower” or “you”), has informed Goldman Sachs Bank USA (“GS Bank”) and Goldman Sachs Lending Partners LLC (“GSLP” and, together with GS Bank, “Goldman Sachs”) that the Borrower intends, directly or through certain subsidiaries, to lease or acquire (the “Acquisition”) a portfolio of wireless communications towers and related assets (the “Acquired Assets”) from an entity previously identified to us and codenamed “Enigma” (the “Seller”) pursuant to a Master Agreement dated as of the date hereof among the Borrower, one or more subsidiaries of the Borrower, the Seller and certain subsidiaries of the Seller (together with the exhibits and schedules thereto, the “Master Agreement”) for consideration consisting of cash in an amount not to exceed $5.056 billion. Capitalized terms used and not defined in this letter (together with Annexes A, B and C hereto, this “Commitment Letter”) have the meanings assigned to them in Annex B hereto. Goldman Sachs and any other Lenders that become parties to this Commitment Letter as additional “Commitment Parties” as provided in the second paragraph of Section 1 below are referred to herein, collectively, as the “Commitment Parties”, “we” or “us”.

You have informed us that a portion of the cash consideration payable to consummate the Transactions (as defined in Annex B), is expected to be obtained from a combination of (a) cash on hand, (b) borrowings by the Borrower under one or more of its existing credit facilities (inclusive of incremental facilities) (the “Bank Financing”), (c) proceeds from the issuance by the Borrower of equity securities pursuant to one or more offerings (collectively the “Equity Offering”) and/or the issuance by the Borrower of senior notes (“Notes”) pursuant to a registered public offering or Rule 144A or other private placement (the “Notes Offering”) and (d) to the extent that some or all of the proceeds of the Bank Financing, the Equity Offering or the Notes Offering are not available, borrowings by the Borrower of term loans under a senior unsecured bridge facility having the terms set forth on Annex B hereto (the “Facility”), in an aggregate principal amount of up to $5.05 billion as such amount may be reduced prior to the Closing Date in accordance with the “Mandatory Commitment Reduction and Prepayments” section of Annex B hereto.

1.	Commitments; Titles and Roles.

In connection with the foregoing, (a) Goldman Sachs is pleased to commit to provide 100% of the principal amount of the Facility, which commitment shall be allocated between GSLP and GS Bank in accordance with Schedule I hereto, and each of GSLP’s and GS Bank’s allocated commitment shall be several, (b) Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as lead arranger and lead bookrunner in connection with the Facility (in such capacities, the “Arranger”), and (c) Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as sole administrative agent for the Facility, in each case on the terms and subject to the conditions set forth in this Commitment Letter and the Fee Letter (as defined below); provided that, the amount of the Facility shall be automatically reduced as provided under “Optional Commitment Reductions and Prepayments” and “Mandatory Commitment Reductions and Prepayments” in Annex B hereto.

No other agents, co-agents, arranger, co-arranger or bookrunners will be appointed, no other titles will be awarded, and no compensation (other than as expressly contemplated by this Commitment Letter or the Fee Letter) will be paid in connection with the Facility unless you and the Arranger shall reasonably so agree, including in accordance with the Syndication Plan (as defined below).

The fees for, and other amounts to be paid in connection with, our commitments hereunder and our services related to the Facility are set forth in an Arranger Fee Letter (the “Fee Letter”) being entered into by you and us on the date hereof.

2.	Conditions Precedent.

Each of the Commitment Parties’ commitments and agreements hereunder are subject solely to the satisfaction or waiver of the following conditions: (a) the execution and delivery of a credit agreement (the “Credit Agreement”) and other definitive documentation for the Facility, reflecting the terms set forth or referred to in this Commitment Letter and otherwise substantially consistent with the terms of the Borrower’s amended and restated loan agreement dated as of September 19, 2014 among, inter alios, the Borrower, the lenders party thereto and Toronto Dominion (Texas) LLC, as administrative agent (as in effect on the date hereof, the “2014 Credit Agreement”); and (b) your having engaged one or more investment and/or commercial banks reasonably satisfactory to the Arranger (collectively, the “Financial Institutions”) in connection with the Notes Offerings and/or Equity Offerings; and (c) the other conditions expressly set forth in Annex C to this Commitment Letter.

Notwithstanding anything herein to the contrary, the terms of the Credit Agreement will be such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth above are satisfied.

3.	Syndication.

The Arranger reserves the right, prior to or after the Closing Date to syndicate the Facility to one or more financial institutions and/or lenders (collectively, the “Lenders”). The Arranger will, in consultation with you, lead and manage all aspects of the syndication of the Facility, including, subject to the immediately following paragraph, determinations as to the timing of all offers to prospective Lenders, the selection of Lenders, the acceptance and final allocation of commitments, the awarding of any “agent” title or similar designation or role to any Lender and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arranger pursuant to the terms of this Commitment Letter and the Fee Letter. Notwithstanding the Arranger’s right to syndicate the Facility and receive commitments with respect thereto, except as contemplated below with respect to Approved Lenders, (i) the Commitment

2

Parties will not be relieved, released or novated from their obligations hereunder, including their obligation to fund all or any portion of their respective commitments hereunder until the Closing Date has occurred and (ii) unless you otherwise agree in writing, the Commitment Parties shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. It is understood and agreed that the completion of a successful syndication of the Facility shall not be a condition to the commitments and agreements of the Arranger and the other Commitment Parties hereunder.

From the date of this Commitment Letter to and including the date that is 30 consecutive days after the date hereof (the “Initial Syndication Period”), decisions regarding the syndication of the Facility, including determinations as to the timing of all offers to prospective Lenders, the selection of Lenders, the acceptance and final allocation of commitments, the awarding of any “agent” title or similar designation or role to any Lender and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arranger pursuant to the terms of this Commitment Letter and the Fee Letter, will be made jointly by Goldman Sachs and the Borrower and, except to the extent the Arranger and the Borrower otherwise agree, in accordance with the syndication plan heretofore jointly developed by such parties (the “Syndication Plan”). Without limiting the foregoing, the Facility will be syndicated during the Initial Syndication Period only to Lenders identified in the Syndication Plan or otherwise agreed in writing prior to the date hereof (the “Designated Lenders”). Following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, decisions regarding the syndication of the Facility shall be made by the Arranger in consultation with the Borrower and departures may be made from the Syndication Plan (including in the selection of Lenders); provided that the Facility shall not be syndicated to competitors of the Borrower or the Seller and their respective subsidiaries and affiliates specifically identified to the Arranger in writing prior to the execution of this Commitment Letter (collectively, the “Disqualified Lenders”). The commitments of Goldman Sachs hereunder with respect to the Facility will be reduced dollar-for-dollar by the amount of each commitment for the Facility received from an Approved Lender selected in accordance with this paragraph upon such Approved Lender becoming (i) a party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation or (ii) a party to the definitive credit agreement establishing the Facility. For the purposes herein, “Approved Lender” shall mean each Designated Lender and any other Lender (other than a Disqualified Lender) approved by you (such approval not to be unreasonably withheld or delayed). In connection with any commitments received from Approved Lenders selected in accordance with this paragraph, you agree, at the request of the Arranger, to enter into one or more joinder agreements providing for such Approved Lenders to become additional Commitment Parties under this Commitment Letter and extend commitments in respect of the Facility directly to you (it being agreed that the commitments of Goldman Sachs and such additional Commitment Parties will be several and not joint, and that such joinder agreements will contain such provisions relating to titles, the allocation of any reductions in the amount of the Facility and other matters relating to the relative rights of the Arranger and such additional Commitment Parties as the Arranger may reasonably request). You and we further agree to use commercially reasonable efforts to negotiate, execute and deliver such joinders as soon as practicable following the date of this Commitment Letter. Any reduction of Goldman Sachs’ aggregate commitments under the Facility pursuant to any assignment of commitments to prospective Lenders, the execution of any joinder agreement, or a reduction of the overall commitments pursuant to the terms of this Commitment Letter or the Credit Agreement, shall be allocated to each of GSLP’s and GS Bank’s respective commitments as determined by GSLP and GS Bank in their discretion. Additionally, you and we further agree to use commercially reasonable efforts to negotiate, execute and deliver the Credit Agreement as promptly as possible following the date of this Commitment Letter.

You agree to use your commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from your existing relationships with banks and other financial institutions until the earlier of (x)

3

60 days after the Closing Date and (y) the date that a Successful Syndication is achieved (such earlier date, the “Syndication Date”). To facilitate an orderly and successful syndication of the Facility, you agree that, until the Syndication Date, you will ensure that there will be no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities of the Borrower or any of its subsidiaries being issued, offered, placed or arranged (other than (i) the Facility, (ii) amendments, refinancings or renewals of the Borrower’s Existing Credit Facilities (as defined in Annex C hereto), including increases in term loans and increases in commitments thereunder, inclusive of any incremental or accordion facilities under such existing facilities; provided that the amount of the Facility will be reduced by any increases in the amount of such indebtedness in accordance with the “Mandatory Commitment Reduction and Prepayments” section of Annex B hereto (the “Contemplated Refinancings”), (iii) the Notes Offering or any other debt securities issued to refinance the Facility in whole or in part, (iv) the Permitted Financings (as defined in Schedule II to Annex B) and other amendments, refinancings or renewals of indebtedness of the Borrower’s foreign subsidiaries; provided that (x) neither the Borrower nor any domestic subsidiary of the Borrower is a borrower or guarantor of such amended, refinanced or renewed indebtedness, and (y) such indebtedness is not denominated in U.S. dollars (the “Foreign Refinancing Indebtedness”) and (v) any other debt financings agreed by Goldman Sachs and you) if such issuance, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Facility, the Notes Offering and/or the Equity Offering. In order to facilitate an orderly and successful syndication of the Facility, you further agree to consult with the Arranger in planning the syndication, and to keep the Arranger reasonably informed of the progress of, the Contemplated Refinancings.

The Arranger intends to commence syndication efforts promptly after the execution and delivery of this Commitment Letter. To assist the Arranger in such syndication efforts, you agree until the Syndication Date to (a) prepare and provide, and to use commercially reasonable efforts to cause the Seller to prepare and provide (to the extent provided in Section 9.1(b) of the Master Agreement), information with respect to the Borrower, its subsidiaries and, to the extent consistent with the Master Agreement, the Acquired Assets (other than materials the disclosure of which would violate a confidentiality agreement binding on you or waive attorney-client privilege) in form and substance customary for transactions of this type reasonably requested by the Arranger in connection with the syndication of the Facility and (b) cooperate, and to use commercially reasonable efforts to cause the Seller to cooperate (to the extent provided in Section 9.1(b) of the Master Agreement), with the Arranger in connection with (i) the preparation of one or more customary confidential information memoranda (collectively, the “Confidential Information Memorandum”) containing such information regarding the business, operations, assets, liabilities, financial position, projections and prospects of the Borrower and its subsidiaries and, to the extent consistent with the Master Agreement, the Acquired Assets (other than materials the disclosure of which would violate a confidentiality agreement binding on you or waive attorney-client privilege) in form and substance customary for transactions of this type reasonably deemed necessary by the Arranger in connection with the syndication of the Facility, (ii) the presentation of one or more customary information packages reasonably acceptable in format and content to the Arranger and the Borrower (collectively, the “Lender Presentation”) in connection with the syndication of the Facility, (iii) meetings and other communications with prospective Lenders in connection with the syndication of the Facility (including through direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower and prospective Lenders and participation of such persons in meetings with prospective Lenders at reasonable times and places to be mutually agreed), and (iv) your using commercially reasonable efforts to obtain, as promptly as practicable, an updated public corporate family rating of the Borrower from Moody’s Investor Services, Inc. (“Moody’s”), an updated public corporate credit rating of the Borrower from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) and an updated public corporate rating of the Borrower from Fitch, Inc. (Fitch Ratings) (“Fitch”), taking into account the transactions contemplated hereby (it being understood that the foregoing shall not require that the Borrower achieve any specific rating). You will be solely responsible

4

for the contents of the Required Bank Information (as defined in Annex C hereto), the Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or other materials delivered by the Borrower to the Arranger in connection therewith (collectively, the “Information”), and acknowledge that the Arranger will be using and relying upon the Information without independent verification thereof. Without limiting your obligations pursuant to this paragraph or the express conditions precedent set forth in Section 2 hereof or Annex C hereto, it is understood and agreed that neither the obtaining of the ratings referenced above, nor any other provision of this Section 3, shall be a condition to the commitments and agreements of the Arranger and the other Commitment Parties hereunder. In the event you do not provide information that could reasonably be considered material to the Lenders because the disclosure thereof would violate a confidentiality agreement binding on you or waive attorney-client privilege as contemplated above, you will promptly provide notice to the Commitment Parties that such information is being withheld and, at the request of the Lenders, you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to permit the provision of such information or otherwise seek to disclose such information in a manner that would not result in a waiver of such attorney-client privilege.

You agree that information regarding the Facility and the Information provided by or on behalf of the Borrower, the Seller or their respective affiliates to the Arranger in connection with the Facility or the other transactions contemplated hereby (including draft and execution versions of the Credit Agreement, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous securities issuances by the Borrower) may be disseminated to prospective Lenders through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facility or otherwise, in accordance with the Arranger’s standard syndication practices, and you acknowledge that neither the Arranger nor any of their affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform except to the extent that such damages are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Arranger or any such affiliate.

You acknowledge that certain of the Lenders may be “public side” Lenders that do not wish to receive material, non-public information within the meaning of federal, state or other applicable securities laws with respect to the Borrower, the Acquired Assets, the Seller or their respective affiliates or any securities of any of the foregoing (such information being called “MNPI” and each such Lender being called a “Public Lender”). At the reasonable request of the Arranger, you agree to prepare, and to use your commercially reasonable efforts to cause the Seller (to the extent provided in Section 9.1(b) of the Master Agreement) to assist in the preparation of, a customary additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain MNPI. It is understood that, in connection with your assistance described above, you will provide customary authorization letters to the Arranger authorizing the distribution of the Confidential Information Memorandum and the Lender Presentation to prospective Lenders and containing a representation to the Arranger that such public side versions of the Confidential Information Memorandum and the Lender Presentation do not contain MNPI. In addition, you agree, at our reasonable request, to designate all Information provided to the Arranger that is suitable to make available to Public Lenders by clearly marking the same as “PUBLIC” (it being agreed that distribution of any Information that is not so identified may be restricted by the Arranger to Lenders that are not Public Lenders); provided that the Borrower has been afforded a reasonable opportunity to review such documents and comply with applicable disclosure obligations under applicable law. You acknowledge and agree that the following documents may be distributed to Public Lenders provided that you and your counsel have been given a

5

reasonable opportunity to review such documents: (a) drafts and final versions of the Credit Agreement, (b) administrative materials prepared by the Arranger for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) term sheets and notification of changes in the terms and conditions of the Facility.

4.	Information.

You represent and warrant that (a) all Information (other than financial projections and other forward looking statements and information of a general economic or industry nature) provided in writing by or on behalf of the Borrower or your representatives (or, with respect to Information provided in a data room or otherwise provided after the date hereof, by or on behalf of the Seller or its representatives) to the Commitment Parties or the Lenders in connection with the Facility or the other transactions contemplated hereunder, when taken as a whole, is and will be, when furnished, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made (and after giving effect to all supplements or updates thereto); provided that such representation with respect to any Information provided by or on behalf of the Seller or its representatives is made only to the best of your knowledge and (b) the financial projections provided by or on behalf of the Borrower or its representatives to the Commitment Parties or the Lenders in connection with the Facility or the other transactions contemplated hereunder have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time of delivery of such financial projections, it being understood and agreed that financial projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projection will be realized, and that the financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material; provided further that without limiting the conditions set forth in Section 2 above or Annex C hereto, the accuracy of the representations and warranty set forth in this sentence shall not be a condition precedent to funding of the Facility on the Closing Date. You agree that if at any time prior to the later of (i) the Closing Date and (ii) the Syndication Date, any of the representations in the preceding sentence would be incorrect in any material respect if such Information or such financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, such Information or such financial projections so that (with respect to the Acquired Assets prior to the Closing Date, to your knowledge) such representations will be correct under those circumstances in all material respects at such time. In arranging and syndicating the Facility, you acknowledge and agree that the Arranger will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof and that the Arranger will have no obligation to conduct any independent evaluation or appraisal of the Acquired Assets, the assets or liabilities of the Borrower or any other person or to advise or opine on any related solvency issues.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is the policy of the Commitment Parties to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of the Arranger (and any purported assignment without such consent will be null and void) and, except as set forth in Annex A hereto, is intended to be solely for the benefit of the parties hereto and is not intended to confer

6

any benefits upon, or create any rights in favor of or be enforceable by or at the request of, any person other than the parties hereto. Any Commitment Party may assign its commitment and agreements hereunder, in whole or in part, to any of its affiliates and, as part of the syndication of the Facility, and subject to the provisions of Section 3 hereof, to any Lender; provided, that, except in the case of a Commitment Party assigning its commitment to its affiliate which is also a Commitment Party, the assigning Commitment Party shall not be released from the portion of its commitment so assigned to the extent that such affiliate fails to fund on the Closing Date the portion of the commitment so assigned to it; provided further that Goldman Sachs may not assign its role as Arranger or Administrative Agent under the Facility (other than (x) to GS Bank or (y) in accordance with resignation rights customary for facilities of this type) without your prior written consent.

7.	Confidentiality.

Please note that this Commitment Letter and the Fee Letter, the terms hereof and thereof and any written communications provided by, or oral discussions with, the Arranger in connection with this arrangement are exclusively for your information and may not be disclosed by you to any other person or circulated or referred to publicly except you may disclose (a) this Commitment Letter and the Fee Letter, the terms hereof and thereof and such communications and discussions (i) to your officers, directors, employees, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of the Facility and who have been advised by you of the confidential nature of such information or (ii) pursuant to a subpoena or order issued by a court or by judicial, administrative or legislative body or committee, or as compelled in a judicial or administrative proceeding, or as otherwise required by applicable law or compulsory legal process or requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent not prohibited by law), (b) this Commitment Letter and the terms hereof, and a version of the Fee Letter that shall have been redacted in a manner reasonably acceptable to the Arranger, to the Seller so long as it shall have agreed to treat such information confidentially, and to the Seller’s officers, directors, employees, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of the Acquisitions or the Facility and who have been advised of the confidential nature of such information, (c) information regarding the Facility (but not the Fee Letter or the terms thereof) in any prospectus or other offering memorandum or information memorandum relating to the offering of the Notes, the Equity Offerings or another permanent financing, (d) information regarding the Facility and the related transactions (but not the Fee Letter or the terms thereof) to ratings agencies on a confidential basis, (e) the existence of the Fee Letter and a generic description of the sources and uses (in a manner that does not disclose the amount of any individual fees paid in connection with the Transactions) in connection with the Transactions as part of any projections or other information in customary marketing materials and in filings with the SEC and other applicable regulatory authorities and stock exchanges, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby or thereby or enforcement hereof or thereof, (g) this Commitment Letter and information regarding the Facility (but not the Fee Letter) may be disclosed to the extent you reasonably determine that such disclosure is advisable to comply with your obligations under securities and other applicable laws, in any public filing, or any other filing with any governmental authority in connection with the Transactions or the financing thereof and (h) information regarding the Facility with our prior written consent; provided that the foregoing restrictions shall cease to apply with respect to the Commitment Letter (but not with respect to the Fee Letter and its terms and substance) after your acceptance of this Commitment Letter and the Fee Letter and after the Commitment Letter has become publicly available as a result of disclosure in accordance with the terms of this paragraph.

The Arranger and each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you, the Seller or any of your or the Seller’s respective subsidiaries or

7

affiliates; provided, however, that nothing herein will prevent the Arranger from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available to it from a source, other than the Borrower, which is not known by us to have any legal, contractual, confidentiality or fiduciary obligation to the Borrower with respect to such information, (d) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors who need to know such information and on a confidential basis and who have been advised of the confidential nature of such information, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facility, in each case, who are advised of the confidential nature of such information and have agreed to treat such information confidentially, (f) to market data collectors as reasonably determined by the Arranger; provided that such information is limited to the existence of this Commitment Letter and customary non-confidential information about the Facility, (g) to the extent that such information was already in the Arranger’s possession or is independently developed by the Arranger or (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or swap or derivative counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or swap or derivative counterparty that such information is being disseminated subject to customary confidentiality undertakings (including by way of “click-through” acknowledgments) in accordance with the standard syndication processes of the Arranger or customary market standards for dissemination of such types of information. The Commitment Parties’ obligations under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the definitive documentation relating to the Facility is entered into, at which time any confidentiality undertaking in such definitive documentation shall supersede this provision.

Notwithstanding anything in this Commitment Letter to the contrary, the Borrower (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates or the amount or conditions related to the commitments hereunder.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, the Arranger (together with its affiliates, the “Arranger Group”), is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, each of the Arranger Group and funds or other entities or persons in which the Arranger Group co-invests

8

may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, the Arranger Group may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to the Borrower, the Acquired Assets or your affiliates, or the assets, securities and/or instruments of the Borrower, its affiliates and other entities and persons that may be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or have other relationships with the Acquired Assets or the Borrower, or its affiliates. In addition, the Arranger Group may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although the Arranger Group in the course of such other activities and relationships may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons that may be the subject of the financing contemplated by this Commitment Letter, the Arranger Group shall not have any obligation to disclose such information, or the fact that the Arranger Group is in possession of such information, to you or any of your affiliates or to use such information on your or your affiliates’ behalf.

Consistent with the policies of the Arranger Group to hold in confidence the affairs of its customers, the Arranger Group will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that the Arranger Group and their respective affiliates have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

The Arranger Group may have economic interests that conflict with yours or those of your equityholders or affiliates. You agree that the Arranger Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Arranger Group, on the one hand, and you or your equityholders or affiliates, on the other hand. You acknowledge and agree that the financing transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Arranger Group, on the one hand, and you, on the other, and in connection therewith and with the process leading thereto, (a) the Arranger Group has not assumed advisory or fiduciary responsibilities in favor of you or your equityholders or affiliates with respect to the financing transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the Arranger Group has advised, is currently advising or will advise you or your equityholders or affiliates on other matters) or any other obligation to you, except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (b) the Arranger Group is acting solely as a principal and not as an agent or fiduciary of you or your management, equityholders, affiliates, creditors or any other person in connection with the financing transactions contemplated hereby. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that, the Arranger Group has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to you, in connection with such financing transactions or the process leading thereto and, in furtherance thereof, agree that, the Arranger Group shall not have any liability (whether direct or indirect) to you or to any person asserting any such claim on behalf of or in right of

9

you, including your equityholders, affiliates, creditors or any other person in connection with the financing transactions contemplated hereby.

As you know, Goldman Sachs has been retained by you as financial advisor (in such capacity, the “Financial Advisor”) in connection with the acquisition of the Acquired Assets. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and on the other hand, our and our affiliates’ relationships with you as described and referred to herein. In addition, the Arranger Group may employ the services of its affiliates in providing services and/or performing their obligations hereunder and, subject to the confidentiality provisions applicable to the Arranger, may exchange with such affiliates information concerning the Borrower, the Acquired Assets and other entities or persons that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Arranger Group hereunder.

In addition, please note that the Arranger Group does not provide accounting, tax or legal advice.

9.	Miscellaneous.

The Commitment Parties’ commitments and agreements hereunder will automatically terminate upon the first to occur of (a) the consummation of the Acquisition, (b) the termination of the Master Agreement or the public announcement by the Borrower of the abandonment of the Acquisition and (c) August 5, 2015 (or, if the Termination Date (as defined in the Master Agreement as in effect on the date hereof) is extended pursuant to Section 12.1(b) of the Master Agreement as in effect on the date hereof, November 3, 2015) unless the closing of the Facility, on the terms and subject to the conditions contained herein, has been consummated on or before such date.

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof and this Section 9 and the provisions of the Fee Letter will remain in full force and effect regardless of whether the Credit Agreement is executed and delivered; provided that all of your obligations under this Commitment Letter (other than those under Sections 3, 4, 7 and 8 hereof and this Section 9 and the provisions of the Fee Letter, all of which shall remain in full force and effect) shall automatically terminate and, if applicable, be superseded in their entirety by the comparable provisions contained in the definitive Credit Agreement on the date the definitive Credit Agreement is executed and delivered; provided further that the provisions set forth under Section 4 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Facility (or upon the closing of the Acquisition without the use of any proceeds of the Facility). The provisions set forth under Sections 5 (including Annex A), 7 and 8 hereof and this Section 9 and the provisions of the Fee Letter will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the commitments and agreements hereunder. You may terminate this Commitment Letter and/or any Commitment Party’s commitment with respect to the Facility (or a portion thereof) at any time subject to the provisions of the immediately preceding sentence.

Each of the parties hereto agrees, for itself and its affiliates, that any suit, action or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter brought by it or any of its affiliates shall be brought, and shall be heard and determined, exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of, and to venue in, such court and irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising in respect of this

10

Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter in any such court and any defense of any inconvenient forum to the maintenance of any such suit, action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any such suit, action or proceeding brought in any court. Any right to trial by jury with respect to any suit, action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements hereunder or the Fee Letter or any matter referred to in this Commitment Letter or the Fee Letter is hereby irrevocably and unconditionally waived by the parties hereto, to the fullest extent permitted by applicable law. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

Each of the Parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the definitive documentation by the parties hereto in a manner consistent with this Commitment Letter, it being understood for the avoidance of doubt that the funding of the Facility is subject to the conditions precedent set forth in Section 2 herein.

The Arranger hereby notifies you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Arranger and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Arranger and each Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Arranger and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into between the parties hereto with respect to the Facility and set forth the entire understanding of the parties hereto with respect thereto and supersede any prior written or oral agreements between the parties hereto with respect to the Facility. This Commitment Letter and the Fee Letter may not be amended, and no term or provision hereof may be waived or modified, except by an instrument in writing signed by each of the parties hereto or thereto.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Arranger the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, on or before 11:59 p.m. on February 5, 2015, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us and you. If this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

[Remainder of page intentionally left blank]

11

We look forward to working with you on this transaction.

Very truly yours,

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/S/ ROBERT EHUDIN
Name: Robert Ehudin Title: Authorized Signatory

GOLDMAN SACHS BANK USA

By:	/S/ ROBERT EHUDIN
Name: Robert Ehudin Title: Authorized Signatory

ACCEPTED AND AGREED AS OF

THE DATE FIRST SET FORTH ABOVE:

AMERICAN TOWER CORPORATION

By:	/S/ THOMAS A. BARTLETT
	Name:	Thomas A. Bartlett
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Commitment Letter]

SCHEDULE I

FACILITY COMMITMENTS

Commitment Party	Commitment
Goldman Sachs Lending Partners LLC	$2,617,500,000
Goldman Sachs Bank USA	$2,432,500,000
Total	$5,050,000,000

ANNEX A

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including your or any of your shareholders, partners, members or other equity holders in connection with or as a result of either this arrangement or any matter arising out of this Commitment Letter or the Fee Letter (together, the “Letters”), you agree to periodically reimburse such Commitment Party upon written demand (together with customary documentation in reasonable detail) for its reasonable and documented out-of-pocket legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith (provided that any legal expenses shall be limited to one counsel for all Commitment Parties taken as a whole and if reasonably necessary, a single local counsel for all Commitment Parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest between Commitment Parties where the Commitment Parties affected by such conflict inform you of such conflict, one additional counsel in each relevant jurisdiction to each group of affected Commitment Party similarly situated taken as a whole); provided, however, the foregoing shall not apply to any expenses for any action, proceeding or investigation involving losses, claims, damages or liabilities that have been found by a final, non-appealable judgment of a court of competent jurisdiction (a) to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Commitment Party or its Related Commitment Party in performing the services that are the subject of the Letters or (y) a material breach of the obligations of such Commitment Party or its Related Commitment Party under this Commitment Letter, Fee Letter or the Loan Documents or (b) arising from any dispute among Commitment Parties or any Related Commitment Parties of the foregoing other than any claims against Goldman Sachs in its capacity or in fulfilling its role as an agent or arranger role with respect to the Facility and other than any claims arising out of any act or omission on the part of you or your affiliates. You also agree to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person arising out of any investigation, litigation, claim or proceeding in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or any indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction (a) to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Commitment Party or its Related Commitment Party in performing the services that are the subject of the Letters or (y) a material breach of the obligations of such Commitment Party or its Related Commitment Party under this Commitment Letter, Fee Letter or the Loan Documents or (b) arising from any dispute among Commitment Parties or any Related Commitment Parties of the foregoing other than any claims against Goldman Sachs in its capacity or in fulfilling its role as an agent or arranger role with respect to the Facility and other than any claims arising out of any act or omission on the part of you or your affiliates. If for any reason the foregoing indemnification is unavailable to a Commitment Party or insufficient to hold it harmless, then you will contribute to the amount paid or payable by such Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) you and your affiliates, shareholders, partners, members or other equity holders, on the one hand, and (ii) such Commitment Party, on the other hand, in the matters contemplated by the

2

Letters as well as the relative fault of (i) your and your affiliates, shareholders, partners, members or other equity holders, on the one hand and (ii) such Commitment Party, on the other hand, with respect to such loss, claim, damage or liability and any other relevant equitable considerations. Your reimbursement, indemnity and contribution obligations under this paragraph will be in addition to any liability or obligation which you may otherwise have, will extend upon the same terms and conditions to each affiliate of any such Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and each such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of you, such Commitment Party, any such affiliate and any such person. You also agree that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to you or any person asserting claims on behalf of or in right of you or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except, in the case of any liability to you, to the extent that any losses, claims, damages, liabilities or expenses incurred by you have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such indemnified party; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters. Neither you nor any of your affiliates will be responsible or liable to the Commitment Parties or any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facility; provided, that nothing in this sentence shall limit your indemnity and reimbursement obligations set forth in this Annex A.

Promptly after receipt by any Commitment Party of notice of its involvement in any action, proceeding or investigation, such Commitment Party will, if a claim for indemnification in respect thereof may be made against you under this Annex, notify you in writing of such involvement. Failure by any Commitment Party to so notify you will not relieve you from the obligation to indemnify such Commitment Party under this Annex A except to the extent that you suffer actual prejudice as a result of such failure, and will not relieve you from your obligation to provide reimbursement and contribution to such Commitment Party. If any person is entitled to indemnification under this Annex (the “Indemnified Person”), you will be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnified Person. Upon assumption by you of the defense of any such action or proceeding, the Indemnified Person will have the right to participate in such action or proceeding and to retain its own counsel but you will not be liable for any fees and expenses of such other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) you have agreed to pay such fees and expenses, (ii) you will have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner, or (iii) the Indemnified Person will have been advised by counsel that there are actual or potential conflicts of interest between you and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to you; provided, however, that you will not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same

3

general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, including Goldman Sachs, except to the extent that local counsel (which shall be limited to a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions)), in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. You will not consent to the terms of any compromise or settlement of any action defended by you in accordance with the foregoing without the prior consent of the Indemnified Person subject thereto unless such compromise or settlement (i) includes an unconditional release of the Indemnified Person from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person.

For purposes hereof, a “Related Commitment Party” of a Commitment Party means (a) any controlling person or controlled affiliate of such Commitment Party, (b) the respective directors, officers, or employees of such Commitment Party or any of its controlling persons or controlled affiliates and (c) the respective agents of such Commitment Party or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Commitment Party, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter and the Facility.

The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

4

ANNEX B

CONFIDENTIAL

Project Enigma

Summary of the Facility

This Summary outlines the principal terms of the Facility referred to in the Commitment Letter, of which this Annex B is a part. Capitalized terms used but not defined in this Annex B have the meanings given thereto in the Commitment Letter.

Borrower:	American Tower Corporation, a Delaware corporation (the “Borrower”).

Lead Arranger and Lead Bookrunner:	Goldman Sachs (in such capacity, the “Arranger”).

Sole Administrative Agent:	GS Bank (in such capacity, the “Administrative Agent”).

Lenders:	Banks and other financial institutions selected by the Arranger in consultation with the Borrower in accordance with Section 3 of the Commitment Letter (each, a “Lender” and, collectively, the “Lenders”).

Transactions:	The Borrower intends, through one or more subsidiaries, to lease or acquire (the “Acquisition”) a portfolio of wireless communications towers and related assets (the “Acquired Assets”) from an entity previously identified to us and codenamed “Enigma” (the “Seller”) pursuant to a Master Agreement dated as of the date hereof among the Borrower, one or more subsidiaries of the Borrower, the Seller and certain subsidiaries of the Seller (together with the exhibits and schedules thereto, the “Master Agreement”) for consideration consisting of cash in an amount not to exceed $5.056 billion. A portion of the cash consideration payable to consummate the Acquisition, is expected to be obtained from a combination of (a) cash on hand, (b) proceeds from the Bank Financing, (c) proceeds from the issuance by the Borrower of equity securities pursuant to one or more Equity Offerings and/or the issuance by the Borrower of Notes pursuant to one or more Notes Offerings and (d) to the extent that some or all of the proceeds of the Bank Financing, the Equity Offering or the Notes Offering are not available, borrowings by the Borrower of term loans under the Facility described herein. The Acquisition and the other transactions described in this paragraph are collectively referred to as the “Transactions”.

Facility:	A senior unsecured bridge loan facility in an aggregate principal amount of up to $5.05 billion composed of two tranches: (a) a $3.3 billion unsecured bridge loan tranche (“Tranche A”) and (b) a $1.75 billion unsecured bridge loan tranche (“Tranche B”), less the amount of any reductions of the commitments on or prior to the Closing Date as set forth under “Optional Commitment Reductions and Prepayments” and “Mandatory Commitment Reductions and Prepayments” below (the “Facility”).

Annex B-1

Purpose/Use of Proceeds:	The proceeds of the Loans under the Facility (the “Loans”) will be used on the Closing Date to pay a portion of the cash consideration under the Master Agreement and to pay fees and expenses incurred in connection with the Transactions.

Closing Date:	The date on which all Conditions Precedent described in Section 2 of the Commitment Letter to which this Annex is attached have been satisfied or otherwise waived (the “Closing Date”).

Availability:	Loans will be available in a single drawing on the Closing Date. The Loans will be available in U.S. dollars.

Maturity:	The Loans will mature on the day that is 364 days after the Closing Date.

Ranking:	The Loans will be unsecured and will rank pari passu in right of payment with all other unsecured senior obligations of the Borrower.

Interest Rates:	As set forth on Schedule I to this Annex B.

Optional Commitment

Reductions and Prepayments:	Commitments may be terminated in whole or reduced in part, at the option of the Borrower, at any time without premium or penalty, upon three business days’ written notice, in minimum amounts and multiples to be agreed.

Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time without premium or penalty, upon three business days’ written notice, in minimum amounts and multiples to be agreed. Optional reductions, terminations and prepayments may be allocated between Tranche A and Tranche B as determined by the Borrower.

Mandatory Commitment

Reductions and Prepayments:	Commitments under the Facility will be reduced, and Loans will be required to be prepaid, in an aggregate amount equal to:

(a)	100% of the committed amount of any Contemplated Incremental Bank Financing (such reduction to occur automatically upon the effectiveness of definitive documentation for such Contemplated Incremental Bank Financing);

(b)

without duplication of clause (a) above and for the avoidance of doubt, excluding the net cash proceeds of any Contemplated Incremental Bank Financing (to the extent that the commitments under the Facility have previously been reduced by the committed amount of such Contemplated Incremental Bank Financing as contemplated by clause (a) above), 100% of the net cash proceeds (net of all reasonable fees and out-of-pocket costs and expenses in connection with

Annex B-2

such event, including, without limitation, legal fees, investment banking fees, underwriting discounts and commissions, upfront fees, arranger fees, commitment fees, consultant fees, accountant fees and other similar fees) received by the Borrower or any of its subsidiaries from any Debt Incurrence (as defined below) after the date of the Commitment Letter to which this Annex B is attached, whether before or after the Closing Date;

(c)	100% of the net cash proceeds (net of all reasonable fees and out-of-pocket costs and expenses in connection with such event, including, without limitation, legal fees, investment banking fees, underwriting discounts and commissions, upfront fees, arranger fees, commitment fees, consultant fees, accountant fees and other similar fees) received by the Borrower from any Equity Issuance (as defined below) after the date of the Commitment Letter to which this Annex B is attached, whether before or after the Closing Date; and

(d)	100% of the net cash proceeds (net of all reasonable fees and out-of-pocket costs and expenses in connection with such event, including, without limitation, legal fees, investment banking fees, the amount of all payments required to be made as a result of such event to repay indebtedness secured by such asset, taxes, any reserves established to fund contingent liabilities reasonably estimated to be payable or any retained liabilities) received by the Borrower and any of its subsidiaries from any sale or other disposition of assets (including from the sale of equity interests in any subsidiary of the Borrower) consummated after the date of the Commitment Letter to which this Annex B is attached, whether before or after the Closing Date, subject to exceptions for (i) dispositions in the ordinary course of business, (ii) net cash proceeds to the extent not greater than $25 million in the aggregate in any fiscal year and (iii) such other exceptions as the Arranger and the Borrower may agree upon.

All mandatory prepayments or commitment reductions pursuant to the above shall be allocated as follows: (i) in respect of any mandatory prepayment or commitment reduction made pursuant to clause (a) above, first to Tranche B and, if such allocation results in Tranche B being reduced to $0, then second to Tranche A, (ii) in respect of any mandatory prepayment or commitment reduction made pursuant to clauses (b) and (d) above, pro rata to Tranche A and Tranche B and (iii) in respect of any mandatory prepayment or commitment reduction made pursuant to clause (c) above, first to Tranche A and, if such allocation results in Tranche A being reduced to $0, then second to Tranche B.

Annex B-3

“Debt Incurrence” means any incurrence of debt for borrowed money by the Borrower or any of its subsidiaries, whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or incurrence of loans under any loan or credit facility, other than (a) the Loans, (b) (x) debt among the Borrower and its subsidiaries and (y) with respect to existing subsidiaries of the Borrower that are owned by the Borrower and one or more joint venture partners, indebtedness of such subsidiary owed to such joint venture partner(s) that is not guaranteed by the Borrower or any other subsidiary, (c) borrowings under the Existing Credit Facilities or under any amendments, refinancings or renewals thereof, in each case in an principal or committed amount not exceeding the aggregate principal or committed amount thereunder on the date hereof, (d) the Permitted Financings (as defined on Schedule II to this Annex B) and the Foreign Refinancing Indebtedness, (e) capital lease financings, (f) secured loans, borrowings or facilities that may be included in commercial real estate securitization transactions in an aggregate principal amount not to exceed $250 million (it being understood that substitution of assets subject to the existing securitization programs that do not result in an increase in the aggregate principal amount of secured loans, borrowings or facilities under such securitization programs shall not constitute a Debt Incurrence), (g) other debt in an aggregate principal amount up to $500 million, (h) letters of credit issued in the ordinary course of business, (i) refinancings or renewals of existing debt of the Borrower or any of its subsidiaries and (j) such other exceptions as the Arranger and the Borrower may agree upon.

“Contemplated Incremental Bank Financing” means any increase in the aggregate principal or committed amount of the Existing Credit Facilities on or after the date hereof (inclusive of any incremental or accordion facilities thereunder or in connection with any refinancing thereof).

“Equity Issuance” means any issuance of equity securities by the Borrower, whether pursuant to a public offering or in a Rule 144A or other private placement, other than (a) securities issued pursuant to employee stock plans or employee compensation plans and directors qualifying shares, (b) capital contributions received from, or issuance of equity interests to, the Borrower, (c) securities or interests issued or transferred as consideration in connection with any acquisition and (d) such other exceptions as the Arranger and the Borrower may agree upon.

Documentation:	The Facility will be documented under a credit agreement (the “Credit Agreement”) substantially consistent with the 2014 Credit Agreement, modified as appropriate to reflect the terms and conditions set forth herein and in Annex C to the Commitment Letter and as appropriate in view of the structure and intended use of the Facility (collectively, the “Documentation Principles”).

Annex B-4

Representations and Warranties:	The Credit Agreement will contain representations and warranties substantially consistent with those in the 2014 Credit Agreement and shall in addition include the representation set forth on Schedule III to this Annex B.

Affirmative Covenants:	The Credit Agreement will contain affirmative covenants substantially consistent with those in the 2014 Credit Agreement.

In addition, the definitive documentation will include a covenant that the Borrower use commercially reasonable efforts to refinance the Facility as promptly as reasonably practicable following the Closing Date and in connection therewith shall use its commercially reasonable efforts to deliver as promptly as reasonably practicable (i) customary pro forma financial statements for the Borrower (giving effect to the Acquisition) meeting the requirements for a registered shelf offering by the Borrower under Regulation S-X (if any) and (ii) a preliminary prospectus, prospectus supplement, preliminary offering memorandum or preliminary private placement memorandum for use in a customary “roadshow” and which will be in a form that will enable the independent registered accountants of the Borrower to render a customary “comfort letter” (including customary “negative assurance”).

Information Covenants:	The Credit Agreement will contain information covenants substantially consistent with those in the 2014 Credit Agreement.

Negative Covenants:	The Credit Agreement will contain negative covenants substantially consistent with those in the 2014 Credit Agreement.

Financial Covenants:	Limited to:

(a) A maximum ratio of Total Debt to Adjusted EBITDA at each quarter end not to exceed (i) for the first two consecutive fiscal quarter end dates occurring after the Closing Date, 7.25 to 1.00 and (ii) thereafter, 7.00 to 1.00.

(b) A maximum ratio of Senior Secured Debt to Adjusted EBITDA at each fiscal quarter end not to exceed 3.00 to 1.00.

(c) So long as the Rating (as defined below) received from each of S&P, Moody’s and Fitch is lower than BBB-, Baa3, or BBB-, respectively, a minimum ratio of Adjusted EBITDA to Interest Expense (for the twelve month period then ending) at each fiscal quarter end of not less than 2.50 to 1.00.

For purposes of calculating the foregoing, Total Debt, Adjusted EBITDA, Senior Secured Debt and Interest Expense shall each have

Annex B-5

substantially the same definitions as contained in the 2014 Credit Agreement.

Events of Default:	Substantially consistent with those in the 2014 Credit Agreement (including grace periods and thresholds).

Conditions Precedent to Funding:	Subject to the Certain Funds Provision, the obligations of the Lenders to make the Loans will be subject solely to the conditions precedent set forth in Section 2 of the Commitment Letter (including those set forth in Annex C attached thereto).

Assignments and Participations:	The Credit Agreement will contain assignment and participation provisions substantially consistent with those in the 2014 Credit Agreement except that assignment to an approved fund of a Lender shall be permitted without consent; provided that assignments of commitments made at any time prior to the Closing Date shall be made in accordance with Section 3 of the Commitment Letter.

Voting:	The Credit Agreement will contain amendment and waiver provisions substantially consistent with those in the 2014 Credit Agreement. Notwithstanding the foregoing, amendments and waivers of the Credit Documentation that affect the Lenders under Tranche A or Tranche B adversely vis-à-vis Lenders under the other tranche will require the consent of the Lenders holding more than 50% of the aggregate commitments or Loans, as applicable, under such adversely affected tranche.

Yield Protection:	The Credit Agreement will contain yield protection provisions substantially consistent with those in the 2014 Credit Agreement.

Indemnity and Expense Reimbursement:	The Credit Agreement will contain provisions relating to indemnity, expense reimbursement, exculpation and related matters substantially consistent with those in the 2014 Credit Agreement.

Governing Law and Jurisdiction:	The Credit Agreement and other loan documentation will be governed by New York law. Each of the parties will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury.

Counsel to the Arranger and the

Administrative Agent:	Davis Polk & Wardwell LLP.

The foregoing is intended to summarize the principal terms and conditions of the Facility. It is not intended to be a definitive list of all of the terms of the Facility.

Annex B-6

SCHEDULE I TO ANNEX B

CONFIDENTIAL

Interest Rates:	The interest rates for borrowings under the Facility will be, at the option of the Borrower, (i) LIBOR or (ii) Base Rate, plus, in each case, the applicable LIBOR Margin or Base Rate Margin depending upon the ratings (the “Ratings”) of the Index Debt by Moody’s Investor Services, Inc. (“Moody’s”), Fitch, Inc. (“Fitch”) and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), as set forth in the Facility Pricing Grid below; provided, that the applicable margins at each Pricing Level in such Facility Pricing Grid will increase by 25 basis points on the 90th day following the Closing Date and by an additional 25 basis points each 90th day thereafter while Loans remain outstanding under the Facility.

“LIBOR” means the London interbank offered rate.

“Base Rate” means the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 1/2 of 1.00% per annum and (iii) LIBOR for an interest period of one month plus 1.00% per annum.

“Index Debt” means indebtedness of the Borrower for borrowed money that is not subordinated to any other indebtedness for borrowed money and is not secured or supported by a guarantee, letter of credit or other form of credit enhancement.

The Borrower may elect interest periods of one, two, three or six months for LIBOR loans.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans based on the Prime Rate). Interest shall be payable at the end of each applicable interest period (and at three-month intervals in the case of interest periods exceeding three months) on LIBOR loans and quarterly on Base Rate loans.

Default Rate:	Immediately following any payment or bankruptcy default, and prospectively at the election of the Requisite Lenders following any other event of default, with respect to principal, the applicable interest rate plus 2.00% per annum.

Ticking Fee:	The Borrower will pay to each Lender a “Ticking Fee” equal to 20 basis points per annum (computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be) on the amount of each Lender’s commitment from time to time under the Facility, commencing upon the later of (x) the execution and delivery of the Credit Agreement and (y) the date that is 45 days following the date of the Commitment Letter. Ticking Fees will be payable quarterly in arrears and on the Closing Date or any earlier date on which the commitments terminate.

Duration Fee:	The Borrower will pay to each Lender on each of the dates set forth below a duration fee equal to the applicable percentage of the aggregate principal amount of such Lender’s Loans outstanding on

Annex B-7

each such date: (i) on the date that is 90 days after the Closing Date, 0.50%, (ii) on the date that is 180 days after Closing Date, 0.75% and (iii) on the date that is 270 days after the Closing Date, 1.00%

		Ratings	LIBOR Margin	Base Rate Margin
Facility Pricing Grid	Pricing Level 1	> BBB+ or Baa1	112.5	12.5
(bps per annum):	Pricing Level 2	BBB or Baa2	125	25
	Pricing Level 3	BBB- or Baa3	137.5	37.5
	Pricing Level 4	BB+ or Ba1	162.5	62.5
	Pricing Level 5	< BB or Ba2	200	100

Margins set forth for each Pricing Level will increase on the 90th day following the Closing Date and on each 90th day thereafter as provided under “Interest Rates” above. The applicable Pricing Level will be based on the highest Ratings from any of Moody’s, S&P and Fitch of the Index Debt; provided that if the lowest Rating received from any such rating agency is two or more rating levels below the highest Rating received from any other such rating agency, the applicable Pricing Level shall be the level that is one level below the highest of such Ratings; provided, further that if two Ratings are at the same highest level, the applicable Pricing Level shall be the level of such highest Rating. For purposes of the foregoing, if the ratings established by Moody’s, S&P and Fitch shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the margins shall apply during the period commencing on the next business day after the effective date of such change and ending on the date immediately preceding the effective date of the next such change. For any day when no rating is in effect, the LIBOR Margin and the Base Rate Margin shall be the rates set forth opposite Pricing Level 5.

Annex B-8

SCHEDULE II TO ANNEX B

CONFIDENTIAL

Permitted Financings

1.	Financing transaction, the proceeds of which are used to refinance your Mexican peso unsecured bridge loan maturing in May 2015 (including an increase of up to 20% in the principal amount thereof).

2.	A new credit facility in an amount up to 300 million Brazilian Reais with the Brazilian Bank for Economic and Social Development, through one or more agents.

Annex B-9

SCHEDULE III TO ANNEX B

CONFIDENTIAL

Additional Representation and Warranty

All written information furnished by or on behalf of the Borrower to the Administrative Agent (including for distribution to the Lenders) (other than information of a general economic or general industry nature) in connection with the syndication of, or compliance with, the Loan Documents was, when taken as a whole, true and correct in all material respects as of the date such information was furnished to the Administrative Agent (including for distribution to Lenders) and did not contain any untrue statement of a material fact as of such date or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements or updates thereto); provided that with respect to any projections or other forward-looking information, the Borrower represents only that such projections and other forward-looking information were prepared in good faith based upon assumptions that were believed in good faith by the Borrower to be reasonable at the time furnished to the Administrative Agent (it being understood and agreed that financial projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projection will be realized and that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).

Annex B-10

Annex C

Project Enigma

Summary of Additional Conditions Precedent to the Facility

Capitalized terms used but not defined in this Annex C have the meanings given thereto in the Commitment Letter.

1. Acquisition: The Arranger shall have received a copy of the definitive Master Agreement, certified by the Borrower as complete and correct. The Acquisition shall have been consummated, or substantially concurrently with the funding under the Facility shall be consummated, in each case pursuant to and on the terms and conditions set forth in the Master Agreement and without giving effect to amendments, supplements, waivers or other modifications to or consents under the Master Agreement that are adverse in any material respect to the Lenders and that have not been approved by the Arranger, such approval not to be unreasonably withheld or delayed, (it being understood and agreed that (a) any decrease in the purchase price shall be deemed to be materially adverse to the Lenders unless the aggregate decrease does not exceed 10% and is allocated 100% to decrease the Facility and (b) any increase in the purchase price shall be deemed not to be materially adverse so long as not financed with the incurrence of indebtedness).

2. Financial Statements. The Arranger shall have received (a) in the case of the Borrower, on or prior to the Closing Date, (i) audited consolidated balance sheets and related audited statements of operations, stockholders’ equity and cash flows of the Borrower for each of the three fiscal years most recently ended at least 60 days prior to the Closing Date (and audit reports for such financial statements shall not be subject to any qualification or “going concern” disclosures) and (ii) unaudited consolidated balance sheets and related unaudited statements of operations, stockholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date and (b) in the case of the Acquired Assets, upon receipt by the Borrower pursuant to the Master Agreement, (i) an audited combined consolidated income statement in respect of the Portfolio Sites (as defined in the Master Agreement) (other than any Excluded Sites (as defined in the Master Agreement) set forth on the Site List (as defined in the Master Agreement)) for the fiscal year ended December 31, 2014 (with any notes thereto as may be required by GAAP), including such items as are required for financial statements relating to the Sites (as defined in the Master Agreement) prepared in accordance with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended and (ii) following the written request of the Arranger (but in any event within 45 days after such request, but in no event prior to 45 days after the end of the applicable quarterly stub period), unaudited combined consolidated income statements in respect of the Sites for the prior quarterly stub period(s) following the periods covered in the financial statements described in clause (b)(i).

3. Fees and Expenses. All costs, fees, expenses and other compensation required by the Commitment Letter and the Fee Letter to be payable to the Arranger, the Administrative Agent or the Lenders at or prior to the Closing Date (in the case of expenses, to the extent invoiced at least two business days prior to the Closing Date) shall have been paid to the extent due.

4. Customary Closing Documents. The Arranger shall have received (a) a customary legal opinion, organizational documents of the Borrower, evidence of corporate authority of the Borrower, a good standing certificate of the Borrower in its jurisdiction of organization, a secretary’s certificate of the Borrower, a customary officer’s certificate of the Borrower and a notice of borrowing by the Borrower and (b) delivery of a customary solvency certificate in the form of Schedule I to this Annex C certifying that the Borrower and its subsidiaries are solvent (on a consolidated basis). The Arranger shall have received at least five business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money

C-I-1

laundering rules and regulations, including the Patriot Act, to the extent requested at least ten business days prior to the Closing Date.

5. Accuracy of Representations. On the Closing Date, the Specified Representations and the Specified Master Agreement Representations shall be true and correct in all material respects and there shall not have occurred and be continuing any Major Default (after giving effect to the Transactions) under the Facility or under (i) the 2014 Credit Agreement, (ii) the loan agreement dated as of June 28, 2013 among, inter alios, the Borrower, the subsidiary borrowers from time to time party thereto, the lenders party thereto and Toronto Dominion (Texas) LLC, as administrative agent, or (iii) the term loan agreement dated as of October 29, 2013 among, inter alios, the Borrower, the lenders party thereto and The Royal Bank of Scotland plc, as administrative agent, in each case, as amended or modified from time to time ((i) through (iii), the “Existing Credit Facilities”). For purposes of the foregoing, (a) “Specified Master Agreement Representations” means the representations and warranties made by the Seller with respect to the Acquired Assets in the Master Agreement that are material to the interests of the Arranger or the Lenders, but only to the extent that the Borrower has the right under the Master Agreement not to consummate the Acquisition, or to terminate its obligations under the Master Agreement, as a result of such representations and warranties in the Master Agreement not being true and correct, (b)”Specified Representations” means representations and warranties of the Borrower with respect to due organization; organizational power and authority to enter into the Transactions and documentation relating to the Facility; due authorization, execution, delivery and enforceability of the Credit Agreement; no conflicts with organizational documents; Investment Company Act; Federal Reserve Regulations; compliance with OFAC and use of proceeds not in violation of the Foreign Corrupt Practices Act; solvency; and Patriot Act and (c) “Major Default” shall mean (i) any payment, bankruptcy or change of control event of default, (ii) any event of default with respect to the negative covenants regarding indebtedness and guarantees, liens or liquidation, merger or disposition of assets or (iii) an event of default with respect to cross acceleration to material indebtedness.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation for the Facility or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the only representations the accuracy of which shall be a condition to availability of the Facility on the Closing Date shall be the Specified Representations and the Specified Master Agreement Representations. For the avoidance of doubt, all representations and warranties under the Facility shall be made on the effective date and on the closing date of the Facility. This paragraph, and the provisions herein, being the “Certain Funds Provision”.

6. No Material Adverse Effect. Since December 31, 2014, there shall have been no state of facts, change, effect, condition, development, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of the foregoing, “Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that is materially adverse to the assets, financial condition or results of operations of the Included Property of the Sites taken as a whole, after giving effect to the transactions contemplated by the MLAs (as if such transactions were in effect on the date of the Master Agreement); provided, however, that no adverse change or event to the extent arising directly or indirectly from or otherwise relating directly or indirectly to any of the following shall be deemed either alone or in combination to constitute, and no such adverse change or event shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) changes to the wireless communications industry in the United States generally or the communications tower ownership, operation, leasing, management and construction business in the United States generally; (ii) the announcement or disclosure of the transactions contemplated by the Master Agreement; (iii) general economic, regulatory or political conditions in the United States or changes or developments in the financial or securities markets; (iv) changes in GAAP or their application; (v) acts of war, military action, armed hostilities or acts of

C-I-2

terrorism; (vi) changes in Law; (vii) the taking of any action by any Person which is required to be taken pursuant to the terms of the Master Agreement; (viii) the termination of any Collocation Agreements of the type described on Section 1.1(b) of the Verizon Disclosure Letter; or (ix) any matter identified in Section 10.2(i) of the Verizon Disclosure Letter, unless any of the facts, changes, effects, conditions, developments or occurrences set forth in clauses (i), (iii) or (v) hereof disproportionately impacts or affects the Included Property of the Sites, taken as a whole, as compared to other similar portfolios of communications towers. Each capitalized term in the preceding definition of “Material Adverse Effect” has the meaning set forth in the Master Agreement as in effect on the date hereof.

7. Marketing Period. The Arranger shall be afforded a period of at least fifteen (15) consecutive days (the “Bank Marketing Period”) following the first date upon which the financial and other information required for the Confidential Information Memorandum and the Lender Presentation (together with customary authorization letters) (the “Required Bank Information”) shall have been delivered to the Arranger and ending on the Business Day no later than the Business Day immediately prior to the Closing Date. If the Borrower shall in good faith reasonably believe that it has delivered the Required Bank Information to the Arranger, the Borrower may deliver to the Arranger written notice to that effect (stating when it believes it completed any such delivery), in which case the Borrower shall be deemed to have delivered such Required Bank Information on the date specified in such notice and the Bank Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Arranger in good faith reasonably believes that the Borrower has not completed delivery of such Required Bank Information and, within two (2) business days after their receipt of such notice, the Arranger delivers a written notice to the Borrower to that effect (stating with specificity what Required Bank Information the Borrower had not delivered).

C-I-3

Schedule I

to Annex C

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

BORROWER AND ITS SUBSIDIARIES

Pursuant to Section [—] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

C-I-4

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[ ]

By:
Name:
Title:

C-I-5